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                                                                   EXHIBIT 10(a)


                                August 24, 1998


AIM Investment Funds
50 California Street, 27th Floor
San Francisco, California  94111

Ladies and Gentlemen:

         You have requested our opinion, as counsel to AIM Investment Funds ("Trust"), as to certain matters regarding the issuance of Shares of Trust. (As used in this letter, the term "Shares" means the Class A, Class B, and Advisor Class shares of beneficial interest in each series of Trust listed in Schedule A attached to this opinion (each, a "Portfolio").)

         As such counsel, we have examined certified or other copies, believed by us to be genuine, of Trust's Agreement and Declaration of Trust dated as of May 7, 1998 ("Agreement"), and Bylaws and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interest by business trusts and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder. With respect to matters governed by the laws of the State of Delaware (excluding the securities laws thereof), we have relied solely on the opinion of Potter Anderson & Corroon, LLP, Delaware counsel to Trust, an executed copy of which is appended hereto as Exhibit A.

         Based on the foregoing, we are of the opinion that Trust has been duly organized as a business trust under the laws of the State of Delaware and is validly existing thereunder; that the issuance of the Shares has been duly authorized by Trust; and that, when sold in accordance with the terms contemplated by Trust's registration statement on Form N-1A (File No. 33-19338) ("Registration Statement"), including receipt by Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.

         We note, however, that Trust is an entity of the type commonly known as a "Delaware business trust." The Delaware Business Trust Act, 12 Del. C. ss. 3801 et seq. ("Delaware Act"), provides that shareholders of a Delaware business trust are entitled to the same limitation of

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August 24, 1998
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personal liability extended to stockholders of a Delaware corporation. Thus, under Delaware law, shareholders will not be personally liable for the obligations of Trust. This limitation of liability may not be absolute, however, as it is possible that a non-Delaware court would not uphold this provision of the Delaware Act.

         Consistent with the Delaware Act, the Agreement includes an express disclaimer of shareholder liability for the debts, liabilities, obligations, and expenses incurred by, contracted for, or otherwise existing with respect to Trust or any Portfolio (or class) thereof. The Agreement also requires that every note, bond, contract, or other undertaking issued by or on behalf of Trust or its trustees relating to Trust or to any Portfolio include a recitation limiting the obligation represented thereby to Trust and its assets or to one or more Portfolios and the assets belonging thereto (but provides that the omission of such a recitation shall not operate to bind any shareholder or trustee of Trust). Furthermore, the Agreement states that the debts, liabilities, obligations, and expenses incurred by, contracted for, or otherwise existing with respect to a particular Portfolio shall be enforceable against the assets of such Portfolio only, and not against the assets of Trust generally or the assets belonging to any other Portfolio. Finally, the Agreement further provides (1) for indemnification from the assets belonging to the applicable Portfolio (or allocable to the applicable class) for all loss and expense of any shareholder held personally liable for the obligations of Trust or any Portfolio (or class) by virtue of ownership of Shares of Trust or such Portfolio (or class), and (2) for Trust, on behalf of the affected Portfolio (or class), to assume the defense of any claim against the shareholder for any act or obligation of that Portfolio (or class). Thus, the risk of a shareholder's incurring financial loss because of shareholder liability is limited to circumstances in which (a) a court refused to apply Delaware law or otherwise failed to give full effect to the Agreement or contractual provisions limiting shareholder liability and (b) Trust was unable to meet its obligations.

         We hereby consent to this opinion accompanying Post-Effective Amendment No. 55 to the Registration Statement when it is filed with the SEC and to the reference to our firm in the prospectuses that are being filed as part of such amendment.


                                          Very truly yours,

                                          KIRKPATRICK & LOCKHART LLP





                                          By:   /s/ R. DARRELL MOUNTS
                                                R. Darrell Mounts


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August 24, 1998
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                                   SCHEDULE A


AIM INVESTMENT FUNDS, INC.
AIM Developing Markets Fund
AIM Emerging Markets Fund
AIM Global Growth & Income Fund
AIM Latin American Growth Fund
AIM Global Consumer Products and Services Fund
AIM Global Financial Services Fund
AIM Global Health Care Fund
AIM Global Infrastructure Fund
AIM Global Resources Fund
AIM Global Telecommunications Fund
AIM Global Government Income Fund
AIM Emerging Markets Debt Fund
AIM Strategic Income Fund